Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Kiwi Camara (the “Executive”) and CS Disco, Inc. (the “Company”), to be effective upon effectiveness of the registration statement for the Company’s initial public offering of Company common stock (the “Effective Date”). Except as set forth in Section 3 herein, this Agreement, when it is effective, amends and restates in its entirety the Employment Agreement between the Company and Executive dated December 15, 2013 (the “Existing Employment Agreement”). This Agreement shall be of no force or effect if the Effective Date does not occur by December 31, 2021.

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such continued employment.

1.2 Duties. Executive will continue to report to the Board of Directors (the “Board”), performing such duties as are customarily associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in Austin, Texas. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the operations of the Company.

1.3 Company Policies and Benefits. The employment relationship between the parties shall continue to be subject to the Company’s policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will continue to be eligible to participate on the same basis as similarly-situated Executives in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s policies and procedures, the terms of this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive an annualized base salary of $500,000, subject to review and increase (but not decrease) by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2 Annual Discretionary Bonus. Executive will be eligible to be awarded a discretionary annual cash bonus with a target of 100% of Executive’s then-current Base Salary, subject to review and periodic adjustment by the Company in its sole discretion, subject to the terms and condition of any applicable bonus plan, and further subject to standard payroll withholding requirements (“Target Bonus”). Whether or not Executive is awarded any bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board or Compensation Committee in its sole discretion, and (b) Executive’s continuous performance of services to the Company through the date any such bonus is paid; provided, however, a termination by the Company without Cause or by Executive for Good Reason after the end of the applicable calendar year, but prior to the payment date, shall not excuse payment of the bonus. The bonus may be greater or lesser than the Target Bonus and may be zero. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. The Board or Compensation Committee will determine in its sole discretion the extent to which Executive has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any. The Company will pay Executive this bonus, if any, by no later than March 15 of the following calendar year.

2.3 Equity Awards. Executive has been granted various equity interests in the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices and equity plans. Executive shall remain eligible for additional equity awards in the future as determined by the Board or Compensation Committee in its sole discretion.

2.4 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. As a condition of continued employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A (“CIIAA”). The CIIAA contains provisions that are intended by the parties to survive and do survive any termination of this Agreement and the CIIAA. The CIIAA shall only supersede the Existing Employment Agreement, with respect to Section 3, on a prospective basis.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder. Notwithstanding anything to the contrary in the Agreement, Executive may: (a) devote reasonable time to volunteer services for and on behalf of such religious, educational, non-profit and/or other charitable organizations as Executive may wish to serve; (b) manage personal investments, including investments in, and service on the boards of, other business ventures provided that such ventures are not competitive with the Company’s current or planned product offerings, except as otherwise approved by the Board or a Committee of the Board; (c) engage in teaching, writing, speaking engagements and other similar creative pursuits; (d) own less than 1% of the total outstanding shares of a publicly-traded company; and (e) engage in such other activities as may be specifically approved in writing by the Company. Nothing permitted under this Section 4 shall be considered a violation of Executive’s obligations under the CIIAA.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and continued service as an executive of the Company do not and will not breach any agreement or obligation of any kind made, during or prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL.

6.1 At-Will Employment. The parties acknowledge that Executive’s employment relationship with the Company shall continue to be at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without Cause or advance notice. Upon termination of Executive’s employment for any reason, Executive shall be entitled to the following: (a) Executive’s accrued but unpaid salary through the date of termination, (b) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (c) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (collectively, the “Accrued Obligations”). Executive will not be eligible to receive any severance benefits, except as expressly provided in this Agreement.

6.2 Termination for Cause; Death; Disability; Resignation Without Good Reason. If, at any time, the Company terminates Executive’s employment for Cause, or if either party terminates Executive’s employment as a result of Executive’s death or disability, or if Executive resigns without Good Reason, Executive will receive the Accrued Obligations set forth in Section 6.1 and will not be entitled to any other form of compensation from the Company, including any severance benefits.

6.3 Termination Without Cause or Resignation for Good Reason During Change in Control Period. If at any time during a Change in Control Period, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Executive’s compliance with the terms of this Agreement and subject to the preconditions set forth in Section 6.5, the Company will provide Executive with the following severance benefits:

(a) Base Salary. Executive shall receive a cash payment in an amount equal to eighteen (18) months (the “Severance Period”) of payment of Executive’s then current base salary. This severance payment will be paid to Executive in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the effective time of the applicable Change in Control, but in any event not later than March 15 of the year following the year in which Executive’s Separation from Service occurs.

(b) Bonus Payment. Executive will be entitled to a payment equal to 150% of the annual target cash bonus established for Executive, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Board (or any authorized committee or designee thereof) for the year in which Executive’s termination or resignation occurs. If at the time of such termination or resignation, Executive is eligible for the annual target cash bonus for the year in which the termination or resignation occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for Executive for the preceding year (but adjusted, if necessary for Executive’s position for the year in which the termination or resignation occurs). For the avoidance of doubt, the amount of the annual target bonus to which Executive is entitled under this Section 6.3(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the termination or resignation were achieved at target levels; (2) as if Executive had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in Executive’s base salary that would give rise to Executive’s right to resignation for Good Reason (such bonus to which Executive is entitled under this Section 6.3(b), the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the effective time of the applicable Change in Control, but in any event not later than March 15 of the year following the year in which Executive’s Separation from Service occurs.

(c) Payment of Continued Group Health Plan Benefits. If Executive timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination or resignation date, the Company shall pay directly to the carrier the full amount of Executive’s COBRA premiums on behalf of Executive for Executive’s continued coverage under the Company’s group health plans, including coverage for Executive’s eligible dependents, until the earliest of (i) the end of the Severance Period following the date of Executive’s termination or resignation, (ii) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from Executive’s termination or resignation date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, Executive will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of Executive’s eligible COBRA coverage period, if any. Furthermore, for any month for which the Company is required under federal or state law, including, but not limited to, the American Rescue Plan Act of 2021, to subsidize Executive’s COBRA payments, Executive will: (1) be required to pay Executive’s monthly COBRA premiums, (2) the Company will pay directly to Executive the monthly amount of Executive’s COBRA premium, and (3) the Company will subsidize Executive’s COBRA premiums as required under the applicable law. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are Executive’s sole responsibility. Executive agrees to promptly notify the Company as soon as Executive becomes eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on Executive’s behalf, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of Executive’s monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to Executive’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period. Executive is not obligated to use such Special Severance Payment for COBRA premiums.

(d) Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that Executive holds covering Company common stock as of the date of Executive’s termination or resignation (each, an “Equity Award”) that was granted to Executive on or after the Effective Date shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Company common stock issued pursuant to any such Equity Award granted to Executive shall lapse in full. With respect to any such outstanding Equity Award that is subject to performance-vesting, unless otherwise provided in the individual grant notice and award agreement evidencing such award, each such performance-vesting award shall accelerate vesting at 100% of the target level of performance or, if greater, based on actual performance measured as of the effective time of such Change in Control, as determined by the Board (or any authorized committee or designee thereof) in its sole discretion.    To the extent Executive’s termination or resignation occurs prior to the Change in Control, the acceleration set forth in this Section 6.3(d) shall be contingent and effective upon the Change in Control and Executive’s Equity Awards will remain outstanding following Executive’s termination or resignation to give effect to such acceleration as necessary. For the avoidance of doubt, any Equity Awards that were granted prior to the Effective Date shall remain subject to the terms under which such Equity Awards were granted, including the award documentation or Executive’s employment or other written agreement governing such award (without regard to any amendment or restatement of such agreement), that may apply upon a change in control and/or termination of Executive’s service; provided that such Equity Awards shall be subject to the terms of Section 6.6 of this Agreement below.

6.4 Termination Without Cause or Resignation for Good Reason Outside of Change in Control Period. If at any time outside of a Change in Control Period, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, provided such termination or resignation constitutes a Separation from Service, then subject to Executive’s compliance with the terms of this Agreement and subject to the preconditions set forth in Section 6.5, the Company will provide Executive with the following severance benefits:

(a) the base salary cash payment described in Section 6.3(a) above, but the Severance Period for purposes of calculating such benefits shall be twelve (12) months; and

(b) the COBRA benefits described in Section 6.3(c) above, but the Severance Period for purposes of calculating such benefits shall be twelve (12) months.

For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 6.3 and this Section 6.4. If Executive is eligible for severance benefits under both Section 6.3 and this Section 6.4, Executive shall receive the cash and COBRA benefits set forth in Section 6.3 and such benefits shall be reduced by any comparable benefits previously provided to Executive under Section 6.4.

6.5 Conditions to Receipt of Severance. Executive’s receipt of the severance benefits set forth in this Section 6 is conditioned upon: (i) Executive continuing to comply with Executive’s obligations under Executive’s CIIAA; and (ii) Executive delivering to the Company an effective, general release of claims in the form attached hereto as Exhibit B (the “Release”) within the applicable time period set forth therein.

6.6 Change in Control Acceleration Upon Acquiror’s Failure to Assume, Continue or Substitute. If (i) in connection with a Change in Control, any outstanding unvested Equity Award that Executive holds will not be assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company) (a “Terminating Award”) and (ii) Executive’s continued employment with the Company has not terminated as of immediately prior to the effective time of such Change in Control, then Executive will become vested, with respect to any then unvested portion of such Terminating Award, effective immediately prior to, but subject to the consummation of such Change in Control. With respect to any such outstanding Terminating Award that is subject to performance-vesting, unless otherwise provided in the individual grant notice and award agreement evidencing such award, such performance-vesting award will accelerate vesting at 100% of the target level of performance or, if greater, based on actual performance measured as of the effective time of such Change in Control, as determined by the Board (or any authorized committee or designee thereof) in its sole discretion. For the avoidance of doubt, the benefits under this Section 6.6 are contingent on a Change in Control and do not require Executive’s termination of service. In addition, Executive may be eligible for benefits under this Section 6.6 in addition to benefits under Section 6.3 or Section 6.4 and in such case, Executive shall receive benefits under both sections, without duplication.

7. DEFINITIONS.

7.1 Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (A) Executive’s embezzlement or wrongful diversion of funds of Company or any affiliate or client of the Company confirmed by an outside auditor, or proven commission of any other fraud against the Company or any affiliate or client of the Company which materially adversely affects the Company; (B) Executive’s being convicted of (or pleading guilty or no contest to) a felony or any crime of moral turpitude; (C) Executive’s commission of gross negligence or an act of willful malfeasance, or gross and deliberate disregard of Executive’s duties and responsibilities; (D) Executive’s material violation of the Company’s EEO/harassment policy; or (E) Executive’s material violation of the CIIAA, provided that the Company has delivered to Executive written notice describing such material breach with specificity and Executive has not cured the same within thirty (30) days following receipt of such notice.

7.2 Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the Equity Plan.

7.3 Change in Control Period. For purposes of this Agreement, “Change in Control Period” is defined as the period commencing three (3) months prior to the effective time of a Change in Control and ending twelve (12) months following the effective time of a Change in Control.

7.4 Equity Plan. For purposes of this Agreement, “Equity Plan” means the CS Disco, Inc. 2021 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

7.5 Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one of the following events without Executive’s written consent: (A) a reduction in Executive’s base salary, except when it is with Executive’s consent or part of an overall similar reduction for similarly-situated executives; (B) a material reduction in Executive’s incentive compensation (provided, for clarity, that any reduction in the actual amount of annual cash bonus paid to Executive shall not constitute Good Reason); (C) a change in Executive’s reporting relationship such that Executive no longer reports to the Board (provided, however, that such a change following a Change in Control shall not constitute Good Reason); (D) a significant reduction in Executive’s responsibilities with respect to management of Company or in Executive’s authority or status within Company (provided, however, that a reduction in Executive’s responsibilities or authority following a Change in Control shall not constitute Good Reason if (x) there is no demotion in Executive’s position or reduction of the scope of Executive’s duties within the Company that existed before the Change in Control or (y) Executive is given a position of materially similar or greater overall scope and responsibility within the acquiring company (taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company); (E) Executive is required to relocate Executive’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases Executive’s one-way commute by more than fifty (50 miles) as compared to Executive’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (F) a material breach by the Company of any material provision of this Agreement or any other agreement between Executive and the Company. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, “Good Reason” shall not exist if Executive has not provided the Company and the Board written notice of the circumstances constituting “Good Reason” within thirty (30) days of the initial occurrence of the event, allowed the Company thirty (30) days to cure such circumstances, and terminated Executive’s employment for Good Reason within ninety (90) days following the initial occurrence of the condition(s) specified in such notice, in the event such condition(s) remained uncured.

8. SECTION 409A. It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are    deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9. SECTION 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10. GENERAL PROVISIONS.

10.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

10.2 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.3 Complete Agreement. This Agreement, including its Exhibits and any agreements referenced herein, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements concerning such subject matters. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

10.4 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.5 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Executive’s estate upon Executive’s death.

10.6 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Texas.

10.7 Indemnification Agreement. Notwithstanding anything to the contrary herein, the terms and conditions of any existing indemnification agreement or obligation continue in full force and effect.

10.8 Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the CIIAA, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Unless otherwise required by applicable law or JAMS rules, Executive and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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The parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

CS DISCO, INC.

By:
Krishna Srinivasan
Chairman, Board of Directors

Executive:

Kiwi Camara

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS

ASSIGNMENT AGREEMENT

EXHIBIT B

RELEASE

To be signed on or within twenty-one (21) days after the Separation Date

My employment with CS Disco, Inc. (“Company”) ended in all capacities on ________ (the “Separation Date”). I hereby confirm that I have been paid all compensation owed to me by Company for all hours worked; I have received all leave and leave benefits and protections for which I was eligible, pursuant to Company’s policies, applicable law, or otherwise; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

If I choose to enter into this Release and allow it to become effective by its terms, Company will provide me with certain severance benefits pursuant to the terms of the Employment Agreement between me and Company dated ____, 202_ (the “Agreement”). I understand that I am not entitled to such severance benefits unless I return this fully-executed Release to Company within twenty-one (21) days after the Separation Date, allow this Release to become fully effective and non-revocable by its terms, and otherwise remain in compliance with all of my legal and contractual obligations to Company. (Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Agreement.)

In exchange for the severance benefits under my Agreement, I hereby generally and completely release Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or at the time that I sign this Release, including but not limited to claims arising from or in any way related to my employment with Company or the termination of that employment (collectively, the “Released Claims”). By way of example, the Released claims include, but are not limited to: (1) all claims related to my compensation or benefits from Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, [the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”)], and Texas state law.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) claims arising after the date on which I sign this Release; (2) claims for reimbursement of properly incurred business expenses through the Separation Date submitted to Company for reimbursement within thirty (30) days after the Separation Date; (3) rights I may have as a Company shareholder; (4) claims for or rights to indemnification pursuant to this Agreement, the Company’s articles of incorporation and bylaws, any fully executed indemnification agreement with Company, insurance policy(ies) or applicable law; and (5) claims which cannot be waived as a matter of law. I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding (except for such benefits with respect to proceedings before the Securities and Exchange Commission). I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or may have, against any parties released above, that are not included in the Released Claims.

[Include if applicable: I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the date I sign this Release;

(b) I have been advised that I have the right to consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (c) I have been given twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following my execution of this Release to revoke my acceptance of it (with such revocation to be delivered in writing to the Chair of the Board within the 7-day revocation period); and (e) this Release will not be effective until the date upon which the revocation period has expired without revocation, which will be the eighth day after I sign it (“Effective Date”).]

I further agree: (a) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceedings against Company, its affiliates, officers, directors, employees or agents; and (b) to reasonably cooperate with Company by voluntarily (without legal compulsion) providing accurate and complete information, in connection with Company’s actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or omissions that occurred during my employment with Company. I hereby certify that I have returned (or if not capable of return, deleted), without retaining any reproductions (in whole or in part), all information, materials and other property of Company, including but not limited to any embodiment (in any medium) of any confidential or proprietary information of Company (including but not limited to any such embodiments on any personally-owned electronic or other storage device such as a cellular phone).

This Release, together with the Agreement (including all Exhibits and documents incorporated therein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between me and Company with regard to this subject matter. Notwithstanding anything in this Agreement to the contrary, insofar as any stock options, grants, or award agreements contemplate certain rights and obligations that are not extinguished by termination of employment, those rights and obligations shall continue notwithstanding this Agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

Reviewed, Understood and Agreed:

By:	Date: